EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2019 Results

New capital allocation policy resulted in $26 million reduction in total debt in third quarter

MATTOON, Ill., Oct. 31, 2019 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the third quarter 2019 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. ET.

Third Quarter 2019 Financial Summary:

  Revenue totaled $333.3 million
  Net cash from operating activities was $85.4 million
  Adjusted EBITDA was $131.0 million

Third Quarter 2019 Operational Summary:

  Fiber connections for wireless carriers under contract increased 4 percent year over year
  Ethernet revenues increased 4 percent year over year
  Consumer broadband revenue grew more than 2 percent year over year

“We are executing on our capital allocation plan and have reduced our total debt during the quarter by $26 million,” said Bob Udell, president and chief executive officer of Consolidated Communications. “We are intensely focused on achieving our deleveraging goal of less than 4.0x net debt to adjusted EBITDA in advance of refinancing our unsecured debt by mid-2021.”

“We’re pleased to achieve another quarter of stable and consistent adjusted EBITDA and revenue,” added Udell. “And, we are particularly pleased with the performance of our carrier and consumer channels, both of which demonstrated growth in strategic areas. Our fiber connections to wireless carriers increased 4 percent year over year and consumer broadband revenue grew more than 2 percent compared to a year ago.”

Financial Results for the Third Quarter

  Revenues totaled $333.3 million, compared to $348.1 million for the third quarter of 2018, a decline of $14.8 million. After normalizing for the sale of the Virginia properties in July 2018, revenue declined $14.3 million or 4.1 percent for the quarter.

    Commercial and carrier data and transport service revenue increased 1.3 percent or $1.1 million on a comparable basis from a year ago.
    Consumer broadband revenue increased 2.5 percent or $1.6 million compared to a year ago.
    Voice services revenue across all customer channels declined $8.8 million compared to a year ago.
    Subsidies decreased $1.2 million during the quarter, due to the final CAF step down in transitional revenues. Network access revenues declined $3.9 million compared to a year ago.

  Income from operations increased to $23.5 million compared to $748,000 in the third quarter of 2018. The change was primarily due to operating expense reductions of $21.5 million offsetting revenue declines. The operating expense decline was largely due to reductions in salaries, benefits and restructuring and integration costs. Depreciation and amortization expense declined by $16.1 million primarily due to acquired assets with a short remaining useful life becoming fully depreciated.

  Interest expense, net was $34.3 million, compared to $33.5 million for the same period last year. After giving effect to interest rate swap agreements, as of Sept. 30, our weighted average cost of debt was approximately 5.7 percent.

  Cash distributions from the Company’s wireless partnerships totaled $10.9 million for the third quarter compared to $8.1 million for the prior year period.

  Other income, net was $11.2 million, compared to $9.0 million in the third quarter of 2018, due to higher income from the Company’s minority interest in wireless partnerships.

  On a GAAP basis, net income was $389,000, compared to a net loss of $14.8 million for the same period last year. GAAP net income per share was $0.0. Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.06 in the third quarter of 2019, compared to a net loss per share of ($0.09) in the third quarter of 2018.

  Adjusted EBITDA was $131.0 million compared to $133.7 million in the third quarter last year.

  The total net debt to last 12-month adjusted EBITDA ratio was 4.39x, an improvement over the prior quarter primarily due to the retirement of over $23 million senior unsecured notes at par value, in addition to the scheduled principal payment on the term loan.

  Capital expenditures remained elevated for the quarter totaling $64.6 million, due to seasonal construction, expenditures associated with hurricane restoration and increased consumer and broadband network investments.

Financial Guidance

The Company is affirming its previous 2019 full-year guidance for:

  Cash interest expense in the range of $130 million to $135 million
  Cash income taxes(1) in a range of $1 million to $3 million
  Adjusted EBITDA in a range of $520 million to $525 million

The Company is increasing its Capital expenditure guidance for 2019 from $210 million to $220 million to a range of $220 million to $225 million. This change reflects the estimates of final hurricane restoration costs and updated success-based capital. With insurance recoveries for storm damage, the modest increase in capital expenditures will not impact the Company’s ability to achieve its stated leverage targets.

(1)	Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Job Act of 2017 tax reform legislation which was enacted in Dec. 2017.

Conference Call Information

Consolidated Communications will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss third quarter earnings and developments. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 5824024. A telephonic replay of the conference call will be available through Nov. 7 and can be accessed by calling 1-855-859-2056, conference ID 5824024.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA” and “total net debt to last twelve month adjusted EBITDA ratio” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons.  Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt.  The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges.  In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas;  various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt  restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Jennifer Spaude, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Jennifer.Spaude@consolidated.com

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	September 30,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$6,178	$9,599
Accounts receivable, net	125,908	133,136
Income tax receivable	11,293	11,072
Prepaid expenses and other current assets	42,070	44,336
Total current assets	185,449	198,143

Property, plant and equipment, net	1,861,033	1,927,126
Investments	112,377	110,853
Goodwill	1,035,274	1,035,274
Customer relationships, net	180,378	228,959
Other intangible assets	10,650	11,483
Other assets	58,140	23,423
Total assets	$3,443,301	$3,535,261

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,241	$32,502
Advance billings and customer deposits	48,122	47,724
Dividends payable	-	27,579
Accrued compensation	58,397	64,459
Accrued interest	16,783	9,232
Accrued expense	74,969	71,650
Current portion of long-term debt and finance lease obligations	27,869	30,468
Total current liabilities	258,381	283,614

Long-term debt and finance lease obligations	2,285,177	2,303,585
Deferred income taxes	175,021	188,129
Pension and other post-retirement obligations	286,646	314,134
Other long-term liabilities	78,372	30,145
Total liabilities	3,083,597	3,119,607

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 72,076,069 and 71,187,301, shares outstanding
as of September 30, 2019 and December 31, 2018, respectively	721	712
Additional paid-in capital	491,012	513,070
Accumulated deficit	(65,229)	(50,834)
Accumulated other comprehensive loss, net	(73,004)	(53,212)
Noncontrolling interest	6,204	5,918
Total shareholders' equity	359,704	415,654
Total liabilities and shareholders' equity	$3,443,301	$3,535,261

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net revenues	$333,326	$348,064	$1,005,507	$1,054,324
Operating expenses:
Cost of services and products	146,636	152,942	438,735	457,216
Selling, general and administrative expenses	70,100	85,255	222,615	252,935
Depreciation and amortization	93,048	109,119	289,595	328,759
Income from operations	23,542	748	54,562	15,414
Other income (expense):
Interest expense, net of interest income	(34,250)	(33,524)	(103,270)	(99,079)
Gain on extinguishment of debt	1,121	-	1,370	-
Other income, net	11,180	8,968	27,510	29,842
Income (loss) before income taxes	1,593	(23,808)	(19,828)	(53,823)
Income tax expense (benefit)	1,204	(8,993)	(5,719)	(17,250)
Net income (loss)	389	(14,815)	(14,109)	(36,573)
Less: net income attributable to noncontrolling interest	132	99	286	282

Net income (loss) attributable to common shareholders	$257	$(14,914)	$(14,395)	$(36,855)

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$-	$(0.21)	$(0.21)	$(0.53)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$ 389	$ (14,815)	$ (14,109)	$ (36,573)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,048	109,119	289,595	328,759
Deferred income taxes	639	(2,807)	639	(2,805)
Cash distributions from wireless partnerships less than earnings	(349)	(553)	(1,561)	(34)
Non-cash, stock-based compensation	1,928	1,538	5,240	3,754
Amortization of deferred financing	1,240	1,187	3,679	3,522
Gain on extinguishment of debt	(1,121)	-	(1,370)	-
Other adjustments, net	(4)	400	791	3,815
Changes in operating assets and liabilities, net	(10,395)	(24,404)	(34,267)	(36,402)
Net cash provided by operating activities	85,375	69,665	248,637	264,036
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(64,575)	(61,925)	(184,343)	(186,765)
Proceeds from sale of assets	140	197	14,343	1,640
Proceeds from business dispositions	-	20,999	-	20,999
Distributions from investments	-	-	329	233
Other	-	-	(450)	-
Net cash used in investing activities	(64,435)	(40,729)	(170,121)	(163,893)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	45,000	60,587	152,000	136,587
Payment of finance lease obligations	(2,932)	(3,563)	(9,743)	(9,590)
Payment on long-term debt	(45,588)	(65,174)	(142,763)	(156,350)
Repurchase of senior notes	(21,692)	-	(25,986)	-
Dividends on common stock	-	(27,602)	(55,445)	(82,621)
Net cash used in financing activities	(25,212)	(35,752)	(81,937)	(111,974)
Net change in cash and cash equivalents	(4,272)	(6,816)	(3,421)	(11,831)
Cash and cash equivalents at beginning of period	10,450	10,642	9,599	15,657
Cash and cash equivalents at end of period	$ 6,178	$ 3,826	$ 6,178	$ 3,826

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,756	$87,633	$265,420	$261,261
Voice services	46,606	50,091	141,812	153,574
Other	11,828	13,906	40,394	40,006
	147,190	151,630	447,626	454,841
Consumer:
Broadband (VoIP and Data)	65,456	63,865	192,609	189,521
Video services	20,463	21,790	61,540	66,689
Voice services	45,487	50,757	136,601	154,435
	131,406	136,412	390,750	410,645

Subsidies	18,025	19,189	54,318	65,423
Network access	34,211	38,147	105,000	115,200
Other products and services	2,494	2,686	7,813	8,215
Total operating revenue	333,326	348,064	1,005,507	1,054,324
Less operating revenues from divestitures	-	(466)	-	(3,337)
	$333,326	$347,598	$1,005,507	$1,050,987

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,756	$88,538	$88,126	$88,152	$87,633
Voice services	46,606	47,136	48,070	49,301	50,091
Other	11,828	13,390	15,176	16,389	13,906
	147,190	149,064	151,372	153,842	151,630
Consumer:
Broadband (VoIP and Data)	65,456	64,068	63,085	63,598	63,865
Video services	20,463	20,341	20,736	21,649	21,790
Voice services	45,487	45,235	45,879	47,597	50,757
	131,406	129,644	129,700	132,844	136,412

Subsidies	18,025	18,134	18,159	17,948	19,189
Network access	34,211	34,198	36,591	37,382	38,147
Other products and services	2,494	2,492	2,827	2,734	2,686
Total operating revenue	333,326	333,532	338,649	344,750	348,064
Less operating revenues from divestitures	-	-	-	-	(466)
	$333,326	$333,532	$338,649	$344,750	$347,598

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$389	$(14,815)	$(14,109)	$(36,573)
Add (subtract):
Income tax expense (benefit)	1,204	(8,993)	(5,719)	(17,250)
Interest expense, net	34,250	33,524	103,270	99,079
Depreciation and amortization	93,048	109,119	289,595	328,759
EBITDA	128,891	118,835	373,037	374,015

Adjustments to EBITDA (1):
Other, net (2)	1,141	12,413	13,840	23,047
Investment income (accrual basis)	(11,254)	(8,675)	(30,605)	(28,999)
Investment distributions (cash basis)	10,905	8,121	28,823	28,815
Pension/OPEB expense	483	1,470	3,690	4,297
Gain on extinguishment of debt	(1,121)	-	(1,370)	-
Non-cash compensation (3)	1,928	1,538	5,240	3,754
Adjusted EBITDA	$130,973	$133,702	$392,655	$404,929

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Reconciliation of Net Loss to Adjusted EBITDA Guidance
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2019
	Range
	Low	High
Net loss	$(22)	$(12)
Add (subtract):
Income tax benefit	(11)	(6)
Interest expense, net	138	133
Depreciation and amortization	390	385
EBITDA	495	500

Adjustments to EBITDA (1):
Other, net (2)	12	12
Pension/OPEB expense	6	6
Non-cash compensation (3)	7	7
Adjusted EBITDA	$520	$525

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, acquisition and non-recurring related costs, gain on the extinguishment of debt and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that we are explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, we have used ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable about the outlook for the non-GAAP financial metrics, we fully expect that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

September 30,
Summary of Outstanding Debt:	2019
Term loans, net of discount $5,955	$1,783,345
Revolving loan	45,000
Senior unsecured notes due 2022, net of discount $2,312	469,974
Finance leases	23,795
Total debt as of September 30, 2019	$2,322,114
Less deferred debt issuance costs	(9,068)
Less cash on hand	(6,178)
Total net debt as of September 30, 2019	$2,306,868

Adjusted EBITDA for the twelve
months ended September 30, 2019	$525,020

Total Net Debt to last twelve months
Adjusted EBITDA	4.39x

Consolidated Communications Holdings, Inc.
Adjusted Net Income (Loss) and Net Income (Loss) Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$389	$(14,815)	$(14,109)	$(36,573)
Integration and severance related costs, net of tax	2,761	9,309	10,931	16,747
Storm costs (recoveries), net of tax	-	-	(257)	1,723
Gain on extinguishment of debt, net of tax	(724)	-	(930)	-
Local switching support settlement, net of tax	-	-	-	(2,903)
Non-cash interest expense for swaps, net of tax	(152)	438	78	2,367
Tax related to acquisition	-	1,062	-	1,062
Divestiture related, tax (1)	-	767	-	767
Change in deferred tax rate, federal tax reform	-	(4,397)	-	(4,397)
Other, tax	639	-	639	-
Non-cash stock compensation, net of tax	1,245	1,126	3,558	2,733
Adjusted net income (loss)	$4,158	$(6,510)	$(90)	$(18,474)

Weighted average number of shares outstanding	70,813	70,598	70,813	70,598
Adjusted diluted net income (loss) per share	$0.06	$(0.09)	$-	$(0.26)

Notes:

(1) Includes sale of Virginia properties on July 31, 2018.

Calculations above assume a 35.4% and 26.8% effective tax rate for the three months ended and 32.1% and 27.2% for the nine months ended September 30, 2019 and 2018, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	September 30,	June 30,	% Change	September 30,	% Change
	2019	2019	in Qtr	2018	YOY

Voice Connections	854,430	873,269	(2.2%)	921,896	(7.3%)

Data and Internet Connections	784,151	783,008	0.1%	781,912	0.3%

Video Connections	86,446	89,531	(3.4%)	95,889	(9.8%)

Business and Broadband as % of total revenue (1)	75.6%	76.2%	(0.8%)	75.2%	0.5%

Fiber route network miles (long-haul and metro)	37,359	37,167	0.5%	36,814	1.5%

On-net buildings	11,732	11,164	5.1%	10,041	16.8%

Consumer Customers	602,482	609,876	(1.2%)	641,845	(6.1%)

Consumer ARPU	$72.70	$70.86	2.6%	$70.70	2.8%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.